Exhibit 99

AFV Solutions Acquires Alternative Fuel R&D Facility

Wednesday July 12, 8:00 am ET

Signs Exclusive Contract with Brian Hoffert

AFVS Expanding Alternative Fuel Resources with the Technological Expertise of STALK

MESA, Ariz.--(BUSINESS WIRE)--July 12, 2006--AFV Solutions, Inc. (OTCBB: AFVS - News), an alternative fuel vehicle solution provider, has acquired a significant research and development facility from STALK, LLC a leader in Alternative fuel technology development. This acquisition which includes two dynamometer and emissions testing equipped bays, allows AFV Solutions to bring its alternative fuel development programs in-house. This purchase along with contractually securing the alternative fuel products of Innovative Fuel Systems and the engineering services of Brian Hoffert for the exclusive use of AFV Solutions to allow for better service and even more timely response to customers needs.

With this agreement AFVS takes the next step in implementing its business plan, moving from having to out source its product development, to possessing the full capabilities of developing its own systems and product lines in house. AFVS is continuing to build on its existing relationship with Brian Hoffert, which has resulted in EPA certificates of conformity, allowing propane system installations for the 4.6 liter Ford Crown Victoria 2003, 2004 and 2005 model years for propane/gasoline bi-fuel systems and in a dedicated LPG conversion for the 2005 model year. The system developed by Mr. Hoffert allows a vehicle to operate on inexpensive, clean and abundant propane using reliable technology which has been proven in millions of miles of driving under extreme commercial operating conditions. The AFV Solutions propane conversion systems are approved for installation on the Ford Crown Victoria, Lincoln Town Car and Mercury Grand Marquis for all years stated and additionally for the Police equipped Crown Victoria up to 2005.

"We chose this Ford engine family because the 4.6 liter-equipped Crown Victoria is the fleet vehicle of choice for taxi services, law-enforcement, state and federal government agencies throughout the United States," said AFVS President Jeff Groscost. "We are building on STALK and Brian's success in retrofitting taxi's that currently log more than 70 million miles a year running on his technology. Fleet operators that retrofit with our system and purchase bulk propane can substantially reduce their fuel costs, often by up to 40 percent, or more than one dollar per/gallon, while increasing their vehicles' longevity, reducing maintenance costs, and lowering atmospheric emissions by up to 10 times cleaner than gasoline in some pollution categories."

Brian Hoffert noted that, "AFV Solutions is now fully equipped and prepared to move quickly to develop additional Alternative fuel systems completely in-house. The first project we have already begun is a dedicated propane system for the 2006 Ford 4.6 liter."

FOR FURTHER DETAILS AND COMPREHENSIVE ARTICLES ABOUT PROPANE FLEET VEHICLES GO TO: http://www.lpgasmagazine.com/lpgas/article/articleDetail.jsp?id=325435

About AFV Solutions

AFV Solutions, Inc., (OTCBB: AFVS - News) is an alternative fuel vehicle solutions provider, dedicated to seeking alternatives to petroleum as a fuel for transportation. It offers options to gasoline users through propane and compressed natural gas (CNG) conversions. Utilizing advanced technologies, AFV Solutions provides immediate results in terms of fuel economy, a cleaner environment and cost savings. AFV Solutions researchers are also exploring ways to obtain a higher ethanol yield than is currently possible, working to create on-board hydrogen generation for vehicle applications, and developing hybrid electric and hybrid diesel bus applications.

Forward-Looking Statements

The statements in this press release regarding any statements which are not historical facts are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to costs and difficulties related to seeking investment and joint venture candidates, the viability of the alternative fuel industry, ability of AFV to successfully compete in the alternative fuel industry, access to corporate financing, costs, delays and any other difficulties related to AFVS' business plan, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the U.S. Securities and Exchange Commission. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

AFV Solutions, Inc.

Jeff Groscost, 949-748-6600